
School Specialty®

Fiscal 2018 Year-End Investor Update

March 14, 2019

Fiscal 2018 Revenue Overview

Fiscal 2018 revenue increased by $15.1M, or 2.3% YOY, driven by revenue growth in our Distribution segment of $34.4M, or 5.8%. The primary drivers of revenue growth were as follows,

- **Furniture revenue** increased by $22.0M or 11.5% to $212.7M, showing strong, consistent growth throughout the year. Our industry leading franchise in Learning Environments continues to resonate with our customers and the architectural design firms that serve the education market.
  - *Year-to-date our 2019 Learning Environment pipeline is up 20% YOY*
- **Instruction & Intervention revenue** increased $15.3M or 35.3%, driven by the full-year impact of the Triumph Learning acquisition.
  - *We achieved modest organic revenue growth in Q4 and expect performance to improve as we drive productivity with our integrated sales team and realize the benefits of a much more robust new product pipeline.*
- **Strong revenue growth in our Distribution segment, was offset by a decline in Science Curriculum of $19.4M or 30.6% YOY.** The majority of the YOY revenue decline was based on fewer states having scheduled science adoptions in 2018, which was both anticipated and previously communicated. Following two strong years of sales growth, 2018 performance was also negatively impacted by a lack of medium-to-large opportunities in open territory states.
  - *However, we anticipate a sharp rebound in 2019 and 2020 Science category sales driven by delayed opportunities being realized in 2019 and a strong sales pipeline.*
  - *We believe our strong market position in California will allow us to capitalize on the many school districts in the state expected to adopt and purchase science curriculums in the next two years.*
  - *Additionally, we expect to benefit from the growth in funding of STEM initiatives and revenue opportunities in open territory states seeking NGSS-aligned programs, which align with our new product initiatives and innovative product portfolio.*

Fiscal 2018 EBITDA Bridge

Fiscal 2018 Adjusted EBITDA was $35.1M, a decline of $18.1M as compared to the previous year.

- Adjusted EBITDA excludes a $22.3M non-cash goodwill impairment charge.

The main drivers of the Adjusted EBITDA performance are as follows:

- **$10.8M Adjusted EBITDA improvement** YOY driven by the cumulative impact of growth in Furniture, the full-year impact of the Triumph Learning acquisition and effective cost management.
    - *Furniture is expected to continue to show strong growth in 2019 and beyond and we are making important investments to support the significant opportunity in this category.*
    - *As demonstrated in 2018, our Process Excellence initiatives continue to drive cost savings through process improvements across the organization.*
- **$10.0M of the Adjusted EBITDA decline** YOY is attributable to the negative impact of the decline in the high-margin Science Curriculum business driven by limited state adoption activity and fewer medium-to-large science curriculum opportunities in the market.
    - *Science Curriculum performed exceptionally strong in 2016 and 2017 and we expect a rebound in revenue in the Science category in 2019, which will be a meaningful contributor to EBITDA growth.*
- **$7.5M of the Adjusted EBITDA decline** YOY is attributable to market-driven transportation rate increases recognized in both cost of revenues and SG&A.
    - *2019 is expected to benefit from completed, favorable contract renegotiations with key freight service providers, a reduction in split shipments due to improved fulfillment centers performance, and other actions.*

Fiscal 2018 EBITDA Bridge

- **$11.4M of the Adjusted EBITDA decline** YOY was driven by a 410 bps decrease in our Supplies gross margin ("GM"). The GM decline was driven by price, cost and mix in relatively equal parts. This was partially off-set by a volume increase as 2018 Supplies revenue grew by 1.1%, the first revenue growth experienced in the category in 3 years.
  - Notably, the majority of the price compression was due to the full year impact of two major contractual agreements, which went into effect in 1H 2017. These represent long-standing important relationships and the new agreements allow us to strengthen our customer relationships, which we believe will enable further growth.
    - *The competitive pricing dynamics around large, competitive bids and strategic agreements is more favorable for 2019.*
  - The remaining margin compression was a result of our efforts to improve competitive pricing on certain commodity items and continued increases in the use of purchasing cooperatives by our school districts, which generally afford them better pricing.
    - *Increased use of purchasing cooperatives represents an opportunity for our Company to gain market share due to our long-standing, industry leading relationships with these cooperatives.*
    - *Annual pricing actions in place for 2019 indicate improved pricing in the Supplies category supporting an expectation for gradual, modest expansion of category GM in 2019.*
    - *The transformation of our sales organization & go-to-market strategy will allow us to expand our penetration of higher-margin products resulting in an improved sales mix in 2019.*

Fiscal 2018 SG&A Overview

Fiscal 2018 SG&A was $222.2M, an increase of $4.2M YOY. This includes $3.4M of incremental SG&A associated with the full-year impact of the Triumph Learning acquisition.

- Full year transportation costs (reported in SG&A) increased $5.0M, or 15.8%, in 2018. This was driven by carrier imposed rate increases and an increased number of split-shipments resulting from fulfillment center delays.
  - *The Company has taken several actions to reduce freight expenses, including renegotiating parcel rates in early 2019 and expects a significant reduction in peak-season split shipments.*
- As noted, we experienced staffing challenges in certain fulfillment centers. This resulted in higher wage rates, higher employee turnover and lower productivity, which collectively drove direct labor costs up approximately $1.4M in 2018.
  - *For 2019, the Company has taken significant steps to address these challenges and ensure they will not be repeated. We anticipate a return to historical levels of labor productivity.*
- IT Costs in 2018 were up approximately $1.9M as the Company rebuilds core IT infrastructure, upgrades key business applications and completes the implementation of sales enablement and analytics applications. Core aspects of these projects are nearing completion, which will ultimately enable a reduction in IT costs as legacy systems are retired.
  - All other areas of SG&A were down YOY in excess of $7.5M as we continue to drive process improvement initiatives across our business.

Fiscal 2019 SG&A is expected to increase ~1% to 3%. Substantially all of the increase is associated with volume-related transportation expense increases and performance-based compensation expenses.

Fiscal 2018 Performance Summary

Fiscal 2018 operating loss of $18.4M vs. operating income of $24.9M in fiscal 2017. Fiscal 2018 net loss of $38.7M vs. net income of $6.8M in fiscal 2017.

- Fiscal 2018 operating and net loss includes a non-cash impairment charge of $22.3 million in Q4.
- Interest expense of $15.5M in 2018 was up $0.3M compared to 2017; increased average borrowings in 2018 vs. 2017, related primarily to the previous year's Q3 acquisition of Triumph Learning and also the working capital shift due to shipping delays, have increased cash interest expense by $1.2M in fiscal 2018.
- Fiscal 2018 non-cash interest of $3.5M is down $0.8M YOY.
- Fiscal 2018 income tax provision of $4.8M is up $6.2M vs. previous year. The increase in the tax provision is related primarily to the tax valuation allowance recorded against substantially all of the Company's deferred tax assets.

Fiscal 2018 Adjusted EBITDA was $35.1M compared to the most recent guidance of $42.6M. The variance was a result of lower than expected revenue and gross margin.

- Revenue performance vs. the most recent guidance in Q4 contributed approximately $2.3M of the Adj. EBITDA variance to guidance.
- GM rate variance contributed to approximately $3.5M.
- SG&A favorability driven by cost reductions was less than our expectations by $1.7M, contributing to the Adj. EBITDA shortfall.

Fiscal 2018 leveraged Free Cash Flow ("FCF") of negative $19.4M compared to $20.1M in fiscal 2017; a decline of $39.5M.

- The negative FCF was driven primarily by lower YTD Adjusted EBITDA and a $14.0M increase in net working capital at 2018 year-end compared to 2017.
  - *Net working capital will normalize in 2019 and provide a one-time benefit in the year of approximately $13M.*
- CAPEX / Product Development investments totaled $17.0M in 2018, down from $18.7M in 2017.

Fiscal 2018 Summary Financial Results

	Q4			Full Year		
	Actual	PY	Var to PY	Actual	PY	Var to PY
Revenue	**$ 114.6**	**$ 112.5**	**$ 2.1**	**$ 673.5**	**$ 658.4**	**$ 15.1**
Gross profit	36.1	41.1	(4.9)	228.5	243.2	(14.7)
Gross margin	*31.5%*	*36.5%*	*-500 bps*	*33.9%*	*36.9%*	*-300 bps*
Variable SG&A	12.4	10.3	2.1	57.7	51.7	6.0
All other SG&A	39.2	43.7	(4.5)	164.5	166.2	(1.8)
Total SG&A	51.6	54.1	(2.5)	222.2	218.0	4.2
Facility exit costs & restructuring	1.3	0.1	1.2	2.5	0.4	2.0
Impairment charges	22.3	-	22.3	22.3	-	22.3
Operating income (Loss)	**(39.0)**	**(13.1)**	**(26.0)**	**(18.4)**	**24.9**	**(43.2)**
+ Impairment charges	22.3	-	22.3	22.3	-	22.3
+ Facility exit costs & restructuring	1.3	0.1	1.2	2.5	0.4	2.0
+ Restructuring costs incl. in SG&A	0.5	2.3	(1.8)	2.5	5.2	(2.8)
+ Depreciation & amortization	4.3	4.6	(0.3)	17.9	14.1	3.9
+ Product development amortization	1.4	1.6	(0.2)	5.6	5.6	0.0
+ Stock-based compensation	0.8	0.6	0.2	2.0	2.2	(0.2)
+ Acquisition related deferred revenue adj.	0.0	0.8	(0.8)	0.7	0.8	(0.1)
Adjusted EBITDA	**$ (8.5)**	**$ (3.1)**	**$ (5.3)**	**$ 35.1**	**$ 53.1**	**$ (18.1)**

Fiscal 2018 Q4 Performance vs. PY

Q4 revenue of $114.6M, represented YOY growth of 1.9%.

The main drivers of Q4 revenue performance are as follows:

- **Supplies** revenue was up 21.7% YOY in Q4, driven by a high open order position entering the quarter. The early part of Q4 experienced declines YOY due to peak season shipping delays before recovering strong at the end of the quarter (-3.5% YOY bookings growth in Oct and +1.4% and +4.8% in November and December, respectively).
  - *Customer order patterns have normalized and we are seeing Supplies category revenue growth continue in early 2019.*
- **Furniture** continued to show YOY growth in Q4, albeit modest at 0.6%. Year-over-year bookings were considerably stronger as we finished Q4 with a $5.8M higher open order position driven by project completion schedules outside of the Company's control.
  - *The current pipeline of furniture opportunities is up 20% YOY supporting our outlook for strong continued growth in this franchise area of our business.*
- **Science** finished a challenging year with Q4 revenue down $9.1M as a few key opportunities pushed into 2019 and the market afforded limited science curriculum opportunities. *Prior year Q4 performance was boosted by the $7M+ DoDEA order driving an exceptionally strong quarter in 2017. This relationship is opening up new Science Curriculum opportunities for the Company in 2019.*
  - *A strong recovery is expected in 2019, driven not only by the scheduled science curriculum adoptions in California and Virginia, but also by a stronger opportunity pipeline in open territory states across the country.*
  - *2/3 of states have adopted Next Generation Science Standards ("NGSS"), or a framework built around NGSS, which we expect will drive growth opportunities for our Science Curriculum business over the next several years.*

Fiscal 2018 Q4 Performance vs. PY (cont'd)

- **Instruction & Intervention** showed modest YOY growth in Q4 of +1.3%. We expect demand for core elements of our I&I offering to increase as states enact their recently adopted *Every Student Succeeds Act (or "ESSA")* plans and seek to assess student progress.
  - *Fiscal 2018 was a transition year as we successfully integrated and strengthened our sales team and re-invigorated product development efforts in this high-margin product area.*
  - *We expect to improve organic growth trends as cross-selling synergies (across a larger, integrated sales organization) take hold and new product are introduced in 2H 2019.*
- **The AV Tech and Agendas** categories contributed growth of $0.7 million, or 14.6%, collectively in Q4 YOY.

Fiscal 2018 Q4 Performance vs. PY (cont'd)

Gross Margin in Q4 of 31.5% was 500 bps below PY Q4. The main drivers of Q4 GM performance are as follows:

- **GM in the Distribution Segment of 30.6% was down 270 bps YOY driven primarily by lower margins in the Supplies and Furniture product categories (which collectively represent 77% of product revenue in the quarter).**
  - **GM in Supplies** was 470 bps lower in Q4 of fiscal 2018 compared to the previous fiscal year. While we expected GM to be down YOY by approximately 220 bps in the quarter, mix continued to be unfavorable and the Company experienced a modestly higher level of cost variances in Q4 compared to PY. We have proactively addressed the margin decline by:
    - *Implementing net price increases in 2019, including stronger pricing within bids and strategic agreements and expect Supplies GM to gradually improve from current levels.*
    - *Efforts to engage customers more effectively to drive a more optimal product mix and sales of the Company's proprietary brands.*
    - *2019 YTD booking trends have seen an uptick in GM of approximately 125 bps compared to Q4.*
  - **GM in Furniture** declined YOY by approximately 180 bps, in-line with our year-to-date trends experienced through Q3. The YOY declines have been primarily driven by raw material and manufacturing cost increases.
    - *Furniture gross margins are expected to remain stable to modestly improve in 2019 based on annual price adjustments; 2019 YTD gross margins support this outlook.*
  - Collectively, GM for the balance of the product categories within the Distribution Segment were generally consistent with PY.
- **GM in the Science Segment** was 47.8% in Q4 of 2018 compared to 57.2% in the previous year. The margin variance was primarily a result of the under-absorption of product assembling (kitting) costs and product development amortization applied against relatively low revenue levels.
    - *Looking to 2019, we expect Science Curriculum gross margin to perform consistent with historical levels of 55-56%; early 2019 GM rates exceed these levels.*

Fiscal 2018 Q4 Performance vs. PY (cont'd)

Q4 SG&A declined YOY by $2.5M, or 4.6%. The main drivers of Q4 SG&A performance are as follows:

- **Triumph Learning** related SG&A decreased $3.5 million YOY in Q4 as the Company achieved operating synergies associated with the successful integration of that acquisition.
- **Catalog expense** decreased $1.4 million YOY in Q4 as the Company continues to rationalize its use of printed catalogs and transition investments to digital media and enhancements to its ecommerce platform.
    - While full year Catalog expense favorability was approximately $5.0 million, $1.8 million of the result of catalog production timing shift and will thus move into 2019.
- **Fixed labor expenses** decreased $0.9 million YOY in Q4 as the Company experienced costs savings relating to the sales force transformation.
- **Seasonal labor expenses** increased $1.3 million higher YOY in Q4 as the Company incurred costs associated with reducing the fulfillment center backlog in October.
    - *For 2019, the Company has taken significant steps to address these challenges and ensure they will not be repeated. We anticipate a return to historical levels of labor productivity.*
- **Transportation costs** were $0.6 million higher YOY in Q4 due to market driven rate increases and a higher level of split shipments associated with the fulfillment center backlog.
    - The balance of SG&A increased modestly year-over-year.

Q4 2018 operating loss of $39.0M vs. operating loss of $13.1M in Q4 of 2017.

- Q4 operating loss reflects a $22.3M goodwill impairment charge taken in Q4 and a $1.3 million increase in facility exits costs and restructuring expense.

Q4 2018 Adjusted EBITDA of (-$8.4M) vs. (-$3.1M) in Q4 of 2017.

- The EBITDA decline is driven by the gross profit decline experienced in the quarter as both revenue and SG&A were favorable YOY.

Update on Financing Agreements

School Specialty

- Our 2018 financial performance required us to address certain provisions within our loan agreements.

- The required changes to our loan agreements have been successfully addressed with our financial partners who continue to demonstrate strong support for our business and operating plan.

- The Company executed amendments to its loan agreements on March 13, 2019, with an effective date of December 29, 2018. A description of the amendments will be included in both our Fiscal 2018 Form 10-K and a separately filed Form 8-K.

- Based on its current financial outlook, the Company believes it has sufficient liquidity and financial flexibility to execute its business plan, maintain compliance with its financial covenants and satisfy the deferred cash payment obligations which come due in December 2019 with a repayment value of approximately $27.3 million.

Fulfillment Center Challenges Addressed

In Q3 of 2018, the Company experienced shipping delays during our peak volume season in our largest Distribution segment fulfillment center, resulting from an exceptionally tight labor market, which made seasonal staffing more challenging.

- *Staffing challenges drove up labor costs, lowered productivity, amplified the impact of higher transportation costs, and dampened follow-on order volume in Q4 due to long customer lead-times.*

The Company has implemented material changes to our staffing model that provide us with confidence that the issues encountered in 2018 will not repeat.

- *We have partnered with a leading, third-party staffing agency to improve the effectiveness of seasonal staffing efforts and have created flex-shifts to offer a wider range of seasonal employment opportunities. These actions, in addition to other operating improvements, are expected to mitigate risks associated with a tight labor market and return productivity to the strong levels seen in 2015-2017.*
- *Order lead times normalized in late October 2018. Supplies bookings since October do not indicate either a loss of customers or further revenue declines.*
- *While replenishment orders in early Q4 were negatively impacted by shipping delays, Supplies bookings gradually recovered and since October are up approximately 1.0% YOY.*
- *Through early March, our fulfillment centers are performing well, within standard lead-times and key efficiency metrics.*

Fiscal 2019 Guidance

Revenue: $705M to $720M, an increase of 5% to 7% YOY

- Modest growth in Supplies
- Strong recovery in Science
- Continued steady growth in Furniture
- Improving trends in Instruction & Intervention
- Modest declines in the Agenda and AV Tech

Gross Margin: An increase of approximately 50 bps

- Improvement is expected to be driven by the favorable mix impact of higher Science sales and the impact of pricing actions yielding a gradual and modest uptick in Supplies margin.
- Distribution GM: Estimated to be "flat" YOY as modest improvement at the product category level is offset by mix shift driven by Furniture and Supplies growth and modest declines in the Agenda category.
- Science GM: Estimated to show a 50 bps improvement driven primarily by the positive impact of higher revenue on absorption rates and leveraging product development amortization expense.

Total SG&A Expenses: An increase of 1% to 3%

- The higher anticipated year-over-year expenses are driven by modestly higher transportation and fulfillment center costs associated with volume increases and higher sales; stronger performance expected to increase performance-based incentive plan expenses. Increases in these areas are expected to be partially offset by a reduction in SG&A expenses through efficiency and cost reduction efforts.
- Total SG&A expense is expected to continue to decline as a percentage of total revenue.

Adjusted EBITDA: $42M to $46M, representing a 20% to 30% increase year-over-year

Capital Expenditures and Product Development Investments: Approximately $10M and $5M, respectively, or a YOY reduction of $2M, collectively.

Leveraged Free Cash Flow of approximately $27M - $33M; assumes approximately $13M of one-time working capital benefits achieved in 2019 as net working capital normalizes.

Financial Update



Fiscal 2018 Q4 Financial Performance Summary

2018 YTD Income Statement Summary			
($'s in millions)	FY 18 Actual	FY 17 Actual	Variance
Revenue	$673.5	$658.4	$15.1
Gross Profit	$228.5	$243.2	($14.7)
Gross Margin %	33.9%	36.9%	-300 bps
Selling, General & Administrative Expenses (1)	$222.2	$218.0	$4.2
Operating Income	($18.4)	$24.9	($43.2)
Adjusted EBITDA	$35.1	$53.1	($18.1)

2018 YTD Revenue Summary			
($'s in millions)	FY 18 Actual	FY 17 Actual	Variance
Supplies	$308.9	$305.6	$3.3
Furniture	$212.7	$190.8	$22.0
Instruction & Intervention	$58.6	$43.3	$15.3
AV Tech	$15.8	$17.1	($1.3)
Agendas	$29.7	$34.0	($4.3)
Science	$44.0	$63.4	($19.4)

2018 4th Quarter Income Statement Summary			
($'s in millions)	FY 18 Actual	FY 17 Actual	Variance
Revenue	$114.6	$112.5	$2.2
Gross Profit	$36.1	$41.1	($4.9)
Gross Margin %	31.5%	36.5%	-500 bps
Selling, General & Administrative Expenses (1)	$51.6	$54.1	($2.5)
Operating Income	($39.0)	($13.1)	($26.0)
Adjusted EBITDA	($8.4)	($3.1)	($5.3)

2018 4th Quarter Revenue Summary			
($'s in millions)	FY 18 Actual	FY 17 Actual	Variance
Supplies	$55.5	$45.8	$9.8
Furniture	$36.8	$36.6	$0.2
Instruction & Intervention	$9.8	$9.4	$0.3
AV Tech	$3.8	$3.5	$0.3
Agendas	$1.0	$0.6	$0.4
Science	$6.5	$15.6	($9.1)

(1) SG&A includes restructuring-related costs of $2.5M and $5.2M for fiscal 2018 and fiscal 2017, respectively. Q4 restructuring-related costs in SG&A are $0.5M and $2.3M, respectively for 2018 and 2017.

Fiscal Year 2018 SG&A Review

(amounts in thousands)	Q4 2018	Q4 2017	YTD 2018	YTD 2017
Total SG&A costs	$ 51,615	$ 54,078	$ 222,168	$ 217,960
Less:				
D&A	4,211	4,599	17,689	13,907
Stock-based compensation	811	571	1,989	2,234
FX (gain) loss	127	52	130	72
Triumph Learning direct SG&A [1]	1,716	5,257	11,061	7,705
Restructuring-related	510	140	1,007	2,171
All other operating SG&A	$ 44,240	$ 43,459	$ 190,292	$ 191,871
Change in all other operating SG&A		$ 781		$ (1,579)
		1.8%		-0.8%

increases / (decreases) (amounts in thousands)	Q4	YTD
YOY Increases / (decreases) to All Other Operating SG&A:		
Change in variable SG&A related to volume [2]	$ 695	$ -
Impact of higher freight rates	552	4,575
Impact to direct labor costs/staffing related to FC inefficiencies	1,251	2,054
Fixed staffing levels (Compensation & Benefits)	(931)	498
Catalog expense [3]	(1,402)	(4,959)
Reduced incentive compensation expense	303	(2,732)
Changes in other SG&A categories	313	(1,016)
YOY Decrease in All Other SG&A Costs	$ 781	$ (1,579)

(1) Triumph Learning acquisition completed August 2017.
(2) Variable SG&A includes seasonal, OT and temp help, commissions and outbound transportation costs for FC orders. Volume, in terms of FC COGS, was up YOY 8.6% in Q4 and flat for the full year.
(3) Approximately $1.8M of the Q4 and YTD reduction is a timing-related shift in the production of Q1 catalogs.

SG&A Comments

- FY18 SG&A up $4.2M or 1.9%, driven by increases in D&A, increased transportation rates, and the impact of the Triumph Learning acquisition.
- Q4 SG&A down $2.5M or 4.6%.
- Continued focus on managing SG&A expenses in Fiscal 2018 allowed the Company to absorb incremental SG&A associated with D&A and a full year of Triumph Learning without a disproportionate increase in overall SG&A. As a percent of revenue, total FY18 SG&A of 33.0% is down 10 bps from FY17.
- Adjusting for D&A, stock-based compensation, FX (gain) loss, TL and restructuring-related expenses, all other operating SG&A increased by 1.8% in the quarter but declined 0.8% YTD, despite a 2.3% full-year revenue increase.
- Industry-wide increases in freight rates led to increases in transportation expenses.
- Staffing challenges and higher wages decreased productivity and increased direct labor costs in the fulfillment centers.
- Catalog rationalization efforts continue and are driving reductions in catalog spend; marketing spend transitioning to digital media.
- Reductions in incentive compensation are directly attributable to the Company's overall financial performance.
- Company anticipates further cost reductions from Process Excellence initiatives, as well as greater efficiencies related to the completion of IT projects in process.

Working Capital Analytics / Other Cash Flow Drivers

($'s in millions)	Q4 2018 Actual	Q4 2017 Actual	Q4 2016 Actual	Q4 2015 Actual
Accounts Receivable	$77.9	$69.3	$61.7	$58.4
Inventories	$90.1	$77.2	$73.6	$76.2
Deferred Catalog Costs	$0.0	$3.5	$5.2	$6.5
Prepaid Expense and Other Current Assets	$16.8	$14.7	$12.7	$13.1
Accounts Payable	$41.3	$26.6	$22.1	$20.1
Other Current Liabilities	$27.0	$36.6	$29.8	$28.0
Net Working Capital	**$116.4**	**$101.4**	**$101.4**	**$106.2**
NWC (% of TTM Revenue)	**17.3%**	**15.4%**	**15.4%**	**16.7%**
Days Sales Outstanding (DSO)	61.8 Days	56.1 Days	52.5 Days	50.3 Days
Days Inventory on Hand (DIOH)	104.4 Days	98.4 Days	92.7 Days	98.5 Days
Days Payable Outstanding (DPO)	47.9 Days	33.9 Days	27.8 Days	26.0 Days
CAPEX - TTM	**$12.5**	**$14.7**	**$11.8**	**$8.8**
Product Development - TTM	**$4.5**	**$4.0**	**$2.5**	**$5.3**
Cash Interest - TTM	**$12.1**	**$10.9**	**$13.8**	**$15.3**

- Accounts Receivable up by $8.6M due to a combination of higher revenues and FC challenges which led to shipping delays and increased split shipments; as a result, DSO increased by 5.7 days.
- Inventory increase of $12.9M is primarily related to $7.5M of early buys to lock in 2018 costs and rebates. Corresponding increase in accounts payable as vendors provide later payment terms for early buys.
- Capex of $12.5M favorable to the plan.
- Product development investment in line with plan; spending increase due to expanded I&I product portfolio and investment to support 2019 science adoption opportunities and FOSS middle school expansion.

Capitalization Summary

($'s in millions)	Q4 2018 Actual	Q4 2017 Actual	Q4 2016 Actual	Q4 2015 Actual
Cash and Cash Equivalents	$1.03	$31.86	$35.10	$12.87
ABL Facility, maturing in 2022	$0.00	$0.00	$0.00	$0.00
Term Loan, maturing in 2022	$111.73	$121.94	$122.23	$132.10
Total 1st Lien Debt	**$111.73**	**$121.94**	**$122.23**	**$132.10**
Deferred Cash Payment Obligations (PIK Notes)	$25.01	$22.83	$20.03	$18.61
Total Debt	**$136.73**	**$144.77**	**$142.25**	**$150.71**
Net Debt (Total Debt – Cash and Cash Equiv.)	***$135.70***	***$112.91***	***$107.16***	***$137.84***
Equity Market Capitalization	$52.08	$116.55	$100.00	$74.00
Enterprise Value ("EV")	**$187.78**	**$229.46**	**$207.15**	**$211.84**
LTM Adjusted EBITDA	**$35.08**	**$53.11**	**$51.11**	**$45.04**
EV / LTM Adj. EBITDA	5.4x	4.3x	4.1x	4.7x
GAAP Total Debt Reconciliation:				
Total Debt from above	$136.73	$144.77	$142.25	$150.71
Term Loan Original Issue Discount	---	($0.00)	($1.38)	($1.86)
Unamortized Term Loan Debt Issue Costs	($2.78)	($3.21)	($3.39)	($4.59)
GAAP Total Debt	**$133.96**	**$141.56**	**$137.49**	**$144.26**

Total Net Debt Increase Driven by:

a) $19.4M of negative FCF in 2018. Q3 2018 shipping delays have shifted the 2018 cash conversion cycle.
b) $2.2M additional PIK note interest; $0.8M of contingent purchase price; and $0.3M of loan refinancing fees.

ABL and Term Loan Facilities:

a) ABL balance is zero as of 12/29/18.
b) Gross excess availability of $62.1M (borrowing base availability + cash) compared to a minimum excess availability requirement of $12.5M, indicating an availability cushion of ~$49.6M
c) Term Loan balance at Q4 reflects $110.0M original balance + $14.0M delayed draw for TL acquisition reduced by $12.3M of principal repayments.

Current Maturities of LT Debt:

a) In 2019, $30.4M of the debt will mature.
b) Scheduled term loan principal payments in 2019 and ECF total $5.3M
c) PIK notes will total $27.3M upon December 2019 maturity. Expect to have sufficient ABL availability to fund the repayment.

- ***1.5% reduction in reported net debt over past three years***, despite funding an acquisition in 2017 entirely with debt.
- Anticipate further deleveraging based on free cash flow outlook over the next twelve months.

Direct Cash Flow Calculations

(amounts in thousands)	Fiscal Year Ended Dec 29, 2018	Fiscal Year Ended Dec 30, 2017
Adjusted EBITDA	$ 35,076	$ 53,130
Capex	(12,464)	(14,744)
Prod Dev	(4,486)	(3,999)
Proceeds from sales	100	-
Unrealized FX (gain) loss	31	6
Other	(5,835)	(6,419)
Change in WC, excl tax	(17,976)	3,334
Unleveraged free CF	$ (5,554)	$ 31,308
Cash Interest	(12,087)	(10,918)
Taxes	(1,805)	(318)
Leveraged free CF	$ (19,446)	$ 20,072
Cash paid for acquisition	-	(19,026)
Total Cash Flow	$ (19,446)	$ 1,046
GAAP CF		
Operating	$ (2,596)	$ 38,815
Investing	(16,850)	(37,769)
	$ (19,446)	$ 1,046



Appendix

Consolidated Statement of Operations

	For the Three Months Ended		For the Twelve Months Ended	
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Revenues	$ 114,613	$ 112,455	$ 673,452	$ 658,383
Cost of revenues	78,467	71,362	444,937	415,144
Gross profit	36,146	41,093	228,515	243,239
Selling, general and administrative expenses	51,615	54,078	222,168	217,960
Facility exit costs and restructuring	1,314	67	2,463	421
Impairment charges	22,262	-	22,262	-
Operating income (loss)	(39,045)	(13,052)	(18,378)	24,858
Other expense:				
Interest expense	4,197	3,407	15,548	15,190
Loss on early extinguishment of debt	-	-	-	4,298
Loss before benefit from income taxes	(43,242)	(16,459)	(33,926)	5,370
Provision for (benefit from) income taxes	(4,605)	(5,730)	4,815	(1,409)
Net income (loss)	$ (38,637)	$ (10,729)	$ (38,741)	$ 6,779
Weighted average shares outstanding				
Basic	7,000	7,000	7,000	7,000
Diluted	7,000	7,000	7,000	7,024
Net income (loss) per Share:				
Basic	$ (5.52)	$ (1.53)	$ (5.53)	$ 0.97
Diluted	$ (5.52)	$ (1.53)	$ (5.53)	$ 0.97

	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Adjusted EBITDA:				
Net income (loss)	$ (38,637)	$ (10,729)	$ (38,741)	$ 6,779
Provision for (benefit from) income taxes	(4,605)	(5,730)	4,815	(1,409)
Restructuring costs	1,314	67	2,463	421
Restructuring-related costs incl in SG&A	456	2,280	2,458	5,211
Purchase accounting deferred revenue adjustment	17	786	732	786
Loss on early extinguishment of debt	-	-	-	4,298
Impairment charges	22,262	-	22,262	-
Depreciation and amortization expense	4,310	4,636	17,917	14,061
Amortization of development costs	1,412	1,586	5,602	5,559
Net interest expense	4,197	3,407	15,548	15,190
Stock-based compensation	842	571	2,020	2,234
Adjusted EBITDA	$ (8,432)	$ (3,126)	$ 35,076	$ 53,130

Condensed Consolidated Balance Sheet

School Specialty

	December 29, 2018	December 30 ,2017
ASSETS		
Current assets:		
Cash and cash equivalents	$ 1,030	$ 31,861
Accounts receivable, less allowance for doubtful accounts	77,888	69,297
Inventories, net	90,061	77,162
Deferred catalog costs	-	3,450
Prepaid expenses and other current assets	15,763	14,121
Refundable income taxes	1,019	547
Total current assets	$ 185,761	$ 196,438
Property, plant and equipment, net	31,902	33,579
Goodwill	4,580	26,842
Intangible assets, net	33,306	37,163
Development costs and other	14,807	16,339
Deferred taxes long-term	320	2,046
Total assets	$ 270,676	$ 312,407

	December 29, 2018	December 30 ,2017
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Current maturities - long-term debt	$ 30,352	$ 10,989
Accounts Payable	41,277	26,591
Accrued compensation	7,302	11,995
Accrued Income Tax Payable	2,678.00	5,699
Deferred revenue	5,641	3,454
Other accrued liabilities	11,379	15,442
Total current liabilities	98,629	74,170
Long-term debt - less current maturities	103,583	130,574
Other liabilities	1,101	172
Total liabilities	203,313	204,916
Stockholders' equity:		
Common stock, $0.001 par value per share, 50,000,000 shares authorized; 7,000,000 shares outstanding	7	7
Capital in excess of par value	125,072	123,083
Accumulated other comprehensive loss	(2,079)	(1,425)
Retained earnings (accumulated deficit)	(55,637)	(14,174)
Total stockholders' equity	67,363	107,491
Total liabilities and stockholders' equity	$ 270,676	$ 312,407

Condensed Consolidated Statement of Cash Flows

School Specialty

	December 29, 2018	December 30, 2017
Cash flows from operating activities:		
Net income (loss)	$ (38,741)	$ 6,779
Adjustments to reconcile net income (loss) to net cash used in operating activities:		
Depreciation and intangible asset amortization expense	17,917	14,061
Amortization of development costs	5,602	5,559
Amortization of debt fees and other	1,112	1,339
Impairment of goodwill and intangible asset	22,262	-
Loss on early extinguishment of debt	-	4,298
Unrealized foreign exchange loss	31	6
(Gain) on disposal of assets	(20)	-
Share-based compensation expense	1,989	2,234
Deferred taxes	2,672	(1,851)
Non-cash interest expense	2,349	2,933
Changes in current assets and liabilities:		
Accounts receivable	(8,572)	(3,138)
Inventories	(14,372)	(731)
Deferred catalog costs	0	1,810
Prepaid expenses and other current assets	(614)	(1,513)
Accounts payable	14,266	2,559
Accrued liabilities	(8,477)	4,470
Net cash provided by (used in) operating activities	(2,596)	38,815
Cash flows from investing activities:		
Additions to property, plant and equipment	(12,464)	(14,744)
Investment in product development costs	(4,486)	(3,999)
Cash paid in acquisitions, net of cash acquired:	-	(19,026)
Proceeds from sale of assets	100	-
Net cash used in investing activities	(16,850)	(37,769)
Cash flows from financing activities:		
Proceeds from bank borrowings	231,152	395,050
Repayment of bank borrowings	(241,366)	(395,339)
Earnout payment for acquisition	(816)	-
Payment of debt fees and other	(302)	(4,016)
Net cash (used in) financing activities	(11,332)	(4,305)
Effect of exchange rate changes on cash	(53)	23
Net increase/(decrease) in cash and cash equivalents	(30,831)	(3,236)
Cash and cash equivalents, beginning of period	31,861	35,097
Cash and cash equivalents, end of period	$ 1,030	$ 31,861

Fiscal 2019 Outlook: Reconciliation to Non-GAAP

The Company's Adjusted EBITDA and Leveraged Free Cash Flow outlook for FY19 are non-GAAP measures. Reconciliations of these non-GAAP measures to the nearest GAAP financial measures are presented in the following tables:

	Low End of Adjusted EBITDA Outlook	High End of Adjusted EBITDA Outlook
Operating income	$ 14.0	$ 18.0
Plus:		
Depreciation and amortization	22.5	22.5
Restructuring-related costs	4.0	4.0
Stock-based compensation expense	1.5	1.5
Adjusted EBITDA	$ 42.0	$ 46.0

	Low End of Leveraged Free Cash Flow Outlook	High End of Leveraged Free Cash Flow Outlook
Cash provided by operations	$ 42.0	$ 46.0
Cash used in investing	(15.0)	(13.0)
Leveraged free cash flow	$ 27.0	$ 33.0

Safe Harbor Statement

This presentation contains statements about School Specialty's future financial condition, results of operations, equity value, expectations, plans, or prospects, including information under the heading "Fiscal 2019 Guidance" and the information regarding our Fiscal 2019 financial and performance and business objectives outlook, that constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "projects," "should," "targets" and/or similar expressions. These forward-looking statements are based on School Specialty's current estimates and assumptions as of the date of the information presented and as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Report on Form 10-K for the fiscal year ended December 30, 2017, which factors are incorporated herein by reference. Other risks and uncertainties include, but are not limited to, the following: failure to comply with restrictive covenants under our credit facilities and other debt instruments; material adverse effects on our operating flexibility resulting from our debt levels; volatile or uncertain economic conditions; inability to timely respond to the needs of our clients; declining school budgets; cyberattack or improper disclosure or loss of sensitive or confidential company, employee or client data; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Any forward-looking statement in this presentation speaks only as of the date in which it is made. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

Non-GAAP Financial Information

This update includes references to Adjusted EBITDA, Leveraged/Unleveraged Free Cash Flow, and Total Debt, each of which is a non-GAAP financial measure. Adjusted EBITDA represents net income (loss) adjusted for: provision for (benefit from) income taxes; restructuring costs; restructuring-related costs included in SG&A; purchase accounting deferred revenue adjustment; loss on early extinguishment of debt; impairment charges; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation. Unleveraged Free Cash Flow represents Adjusted EBITDA adjusted for: capital expenditures; product development expenditures; proceeds from sales; unrealized foreign exchange gains and losses; other; and changes in working capital. Leveraged Free Cash Flow is Unleveraged Free Cash Flow adjusted for Cash Interest and Cash Taxes. Total Debt represents the cash repayment obligations associated with the Company's borrowings excluding unamortized term loan debt issuance costs and term loan original issue discount.

The Company considers Adjusted EBITDA a relevant supplemental measure of its financial performance and Leveraged and Unleveraged Free Cash Flow relevant supplemental measures of liquidity. The Company believes these non-GAAP financial results provide useful supplemental information for investors regarding trends and performance of our ongoing operations and are useful for YOY comparisons of such results. We also use these non-GAAP financial measures in making operational and financial decisions and in establishing operational goals. The Company assesses its operating performance using both GAAP operating income and non-GAAP Adjusted EBITDA in order to better isolate the impact of certain, material items that may not be comparable between periods. The Company believes that Leveraged/Unleveraged Free Cash Flow provides a meaningful measure of its ability to generate cash and improve liquidity. In addition, the Company believes it provides investors a useful basis for assessing the Company's ability to fund both its operating activities and reinvestments into the business, as well as service its debt, including debt repayments. The Company considers Total Debt a meaningful measure of the future cash obligations of the Company which is useful in assessing future liquidity needs.

In summary, we believe that providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and trends.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies. Leveraged/Unleveraged Free Cash Flow does not represent, and should not be considered, an alternative to cash flow from operations. Total Debt should not be considered an alternative to Total Debt as determined under GAAP.

A reconciliation of: (i) Adjusted EBITDA to GAAP net income (loss) for the three and twelve-months ended December 29, 2018 and December 30, 2017 and projected Fiscal 2019 Adjusted EBITDA to projected Fiscal 2019 operating income; (ii) Leveraged/Unleveraged Free Cash Flow to Adjusted EBITDA for the twelve-months ended December 29, 2018 and December 30, 2017; and, (iii) Total Debt to GAAP Total Debt as of December 29, 2018, December 30, 2017, December 31, 2016 and December 26, 2015 is included in this Fiscal 2018 Year-End Investor Update dated March 14, 2019.